Exhibit 99.1

NEWS RELEASE	CONTACT:	Jason Korstange
(952) 745-2755

FOR IMMEDIATE RELEASE

200 Lake Street East, Wayzata, MN 55391-1693

TCF Closes $100 Million Preferred Stock Offering

WAYZATA, MN, December 19, 2012 — TCF Financial Corporation (“TCF”) (NYSE:TCB) today announced that the company raised gross proceeds of $100 million through its previously announced public offering of 6.45% Series B Non-Cumulative Perpetual Preferred Stock (“Preferred Stock”).  In connection with the offering, TCF issued 4,000,000 shares at a public offering price of $25.00 per share.  The underwriters have a 30-day option, expiring January 11, 2013, to purchase up to an additional 600,000 shares of Preferred Stock to cover over-allotments, if any, at the same price for potential additional gross proceeds of $15 million.  Morgan Stanley & Co. LLC and UBS Securities LLC acted as joint book-running managers.  RBC Capital Markets, LLC and Stifel, Nicolaus & Company, Incorporated served as co-managers.

Dividends will be payable on the Preferred Stock if, as and when declared by TCF’s Board of Directors on a non-cumulative basis on March 1, June 1, September 1 and December 1 of each year, commencing on March 1, 2013 at a per annum rate of 6.45%.

Net proceeds of the offering to TCF after deducting underwriting discounts and commissions and estimated offering expenses were approximately $96.5 million.

TCF expects to use the net proceeds of the offering for general corporate purposes, which may include capital to support asset growth.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.  The offering was made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained from Morgan Stanley & Co. LLC at 180 Varick Street, New York, NY 10014, Attention: Prospectus Delivery Department, or by telephone at 866-718-1649 and from UBS Securities LLC at 299 Park Avenue, New York, NY 10171, Attention: Prospectus Specialist, or by telephone at 877-827-6444, ext. 561-3884.

About TCF Financial Corporation

TCF is a Wayzata, Minnesota-based national bank holding company with $17.9 billion in total assets at September 30, 2012. The company has nearly 430 branches in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana, Arizona and South Dakota, providing retail and commercial banking services. TCF, through its subsidiaries, also conducts commercial leasing and equipment finance business in all 50 states, commercial inventory finance business in the U.S. and Canada, and indirect auto finance business in 40 states.

Safe Harbor for Forward-Looking Information

This press release may contain projections and other “forward-looking” statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements deal with future results, plans or performance.  We caution you that such statements are predictions and that actual events or results may differ materially.  TCF’s expected financial results or other plans are subject to a number of risks and uncertainties.  Please see the forward-looking statement disclosure contained in the prospectus supplement relating to the Preferred Stock dated as of the date hereof for more information about risks and uncertainties.  Forward-looking statements speak only as of the date made and TCF undertakes no duty to update the information.

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